EXHIBIT 99.1

SKYE INTERNATIONAL, INC. 7701 Gray Rd., Suite 4 Scottsdale, Arizona USA 85260
Telephone (480) 993-2300 Facsimile (480) 556-9442

February 15, 2008

To the Shareholders of Skye International. Inc.:

Since our last letter to you we have been very busy completing critical milestones. Notably, SKYE's tankless water heater has been re-designed from the ground-up. making FORTIS among the safest and most durable product design available to consumers. Indeed, the FORTIS product series was certified by Intertek Testing Labs, NA, Inc. as of November 13, 2007 and earned an "ETL" certification mark after significant safety testing, which included UL testing Standard 499. Intertek also conducted a manufacturing facilities audit of Electrosem, Skye's engineering partner, and issued interim manufacturing approval for the FORTIS. This is a significant milestone for SKYE as it now paves the way for us to commence sampling production of the FORTIS with full production expected to commence in mid-2008.

Going forward, our management team is focused on product distribution and obtaining funding for volume production of the FORTIS product series. We also continue to actively and timely move forward on our proprietary patent applications. Patent filings and diligent monitoring of the marketplace for all infringement on the company's intellectual properties shall remain a key focus.

Next, with the May 2006 Shareholder Derivative lawsuit almost behind us, the company has been able to reinitiate its path to production—albeit 22 months later. Although the company is still defending its wholly-owned subsidiary's patent infringement lawsuit with David Seitz, we have been able to move forward despite these divisive actions and false accusations. Fortunately, shareholders have been contributing capital to stay current with the company's vendors and SKYE has also made dramatic reductions in the outstanding payables.

The lawsuits, delays, and failed execution to this point have all negatively impacted SKYE's stock price, which recently has been trading in the $0.10 range. Given the recent accomplishments cited above, and the improvements to our financials for the period ending December 31, 2007, we believe that finally we are ready to turn and execute a successful product launch in the consumer home and plumbing supply arena.

www.skye-betterliving.com

The company's Board of Directors and management remain confident that our business plan, though delayed by litigation, is nonetheless moving diligently forward. The Board also believes that decreasing or reducing the amount of outstanding shares of its common stock would be beneficial to the company and its shareholders, and recently approved a proposal for a 4 to 1 reverse stock split. The company will also concurrently decrease the number of authorized shares by that same ratio. The primary reason for these measures is to attract additional capital from the private and public sectors.

You will receive further communications from us in the future regarding the reverse stock split and SKYEs progress, and you should soon see the FORTIS instantaneous electric water heater available in your area. We have enclosed a FORTIS brochure so that you can become more familiar with this exciting product series, along with a copy of the latest press release from the International Builders' Show in Orlando, Florida.

We want to thank you for taking the time to read this letter and your continued support of SKYE International. Inc. We are hopeful that this information has been useful to you. Certainly, if any of you have any questions of SKYE, please do not hesitate to contact us.

Perry D. Logan President and Chief Executive Officer

www.skye-betterliving.com

February 13, 2008 02:15 PM Eastern Time

SKYE Attends International Builders Show in Orlando, Florida

The International Builders' Show 2008
SCOTTSDALE, Ariz--(BUSINESS WIRE)--SKYE International, Inc. (OTCBB: SKYY) announced today that the company is showcasing its line of patented tankless electric water heaters at the country's largest builders' conference, the International Builders' Show, in Orlando, Florida. The show runs from February 13th through the 16th and is sponsored by the National Association of Home Builders (NAHB). The Company is displaying its ETL certified, FORTISTM whole house tankless water heater and its revolutionary Paradigm TM point of use water heaters. The Skye FORTISTM whole house tankless electric water heater is one of only a very few electric tankless water heaters that is UL testing Standard 499 compliant, a certification required by most municipalities permits.

About SKYE

SKYE International, Inc. designs innovative consumer products with leading edge technology and environmental awareness.

About The International Builders' Show

The International Builders' Show, www.buildersshow.com, is the largest annual construction show in the world which showcases the most advanced building products and services available.

Safe Harbor

This release includes forward-looking statements that can generally be identified by phrases such as SKYE or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risks and uncertainties include, but are not limited to: general economic conditions and conditions in the markets we address; the substantial losses the company has incurred to date; demand for and market acceptance of new products; successful development of new products; the timing of new product introductions and product quality; the company's ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts SKYE International, Inc., Scottsdale Ted Marek, 480-374-2960